Regus Agreement Virtual Office & Virtual Office (Plus) USA

1. CLIENT DETAILS

Name:	Shin Osako	Title: Mr.	Job Title/Role: Partner
Company:	Dream Media Inc		
Address:	1700 East Garry Ave Suite 206		
City/Town:	Santa Ana	Postcode: 92705	State/Country: California
Telephone*:	(949) 923-8154 *Primary contact phone cannot be mobile phone number		Mobile/Cell:
E-mail:	marlboroshineusa2@yahoo.com		Type of Business: Entertainment

2. CENTRE DETAILS

Specify the Regus centre(s) for your address:

Centre 1 Name:		Regus - Newport Beach, CA	Country:	USA
	Address:	4695 MacArthur Court 11th Floor	City:	Newport Beach, CA 92656
	Monthly Virtual Fee:	$190	Retainer:	$380
Centre 2 Name:			Country:	
	Address:		City:	
	Monthly Virtual Fee:		Retainer:	
Centre 3 Name:			Country:	
	Address:		City:	
	Monthly Virtual Fee:		Retainer:	
Centre 4 Name:			Country:	
	Address:		City:	
	Monthly Virtual Fee:		Retainer:	
Centre 5 Name:			Country:	
	Address:		City:	
	Monthly Virtual Fee:		Retainer:	

3. TELEPHONE CALL HANDLING

Please answer my calls in the following company name:

Good AM/PM...Dream Media.

And then handle each call as follows (select one option):

a. ☒ Forward to my telephone b. ☐ Forward to my voicemail c. ☐ Any messages taken should be forwarded to me by: ☐ E-mail ☐ SMS* ☐ Voicemail

d. ☐ End of day messaging* (e-mail only)

* Phone:

4. MAIL AND FAX HANDLING

For **MAIL** (please tick one box):

I will call to collect my mail: ☐ Daily ☒ Weekly ☐ Monthly

or, forward my mail by: ☐ courier ☐ mail ☐ fax

*Forward to Fax No:

For **FAXES** (please tick one box): *for Full Virtual Office service only*

I will call to collect my faxes: ☒ Daily ☐ Weekly ☐ Monthly

or, forward my faxes by: ☐ courier ☐ mail ☒ fax

5. PROGRAM DETAILS

Virtual Office Service Required: ☒ Virtual Office (Plus) ☐ Virtual Office

Initial Term: ☐ 3 Months ☒ 12 months** (receive a discount by signing for 12 months)

Start Date: 1/8/07 End Date: 12/31/2007

Virtual Office Fee to be paid: ☐ Annually in advance ☐ Quarterly in advance ☒ Monthly in advance

* *Only available in certain locations*

** *All 12-month contracts entitled to one free month – ONLY for new contracts, NOT renewals*

Regus Agreement USA — Virtual Office & Virtual Office (Plus)

6. PAYMENT DETAILS

Registration Fee:	$99	Total Virtual Office Fee:	$190.00	Retainer:	$380
Local Tax:		Rate:	%	Initial Payment:	$669.00

7. NAMED CONTACTS (maximum of three named contacts per agreement)

Name:	Telephone Number:	E-mail address for message delivery
1.		
2.		
3.		

8. UPGRADES

☒ Additional Named Contacts

☐ SMS (subject to availability)

☐ Additional Named Telephone No's.

9. PREFERRED METHOD OF PAYMENT

☐ Payment by **Direct Debit** (where available)

☐ Payment by **Credit Card** (see below) A copy of Front and Back of Credit Card AND one of the following required: Driver's License or National ID Card (with photo) or Passport

Card Company: ☐ Amex ☐ Mastercard ☐ Visa ☐ Discover (USA Only)

Card Type: ☐ Corporate ☐ Personal

Card Issuer:

Card Number:

Expiry Date: Security Code: (located on back of card)

Card Holder:

Invoice Address:

City/Town: State:

Postcode/Zip: Country:

I hereby authorize Regus to debit my credit card for all sums arising out of this Agreement

Signature [signature] Date: Jan 05 2007

10. SIGNATURE

I understand that service charges may be incurred in relation to the provision of the Virtual Office service which will be payable at the end of each month and I apply for a Regus Virtual Office subject to the Standard Terms and Conditions

Signature Date:

Tick here if you do not consent to Regus processing data in accordance with Clause H of this agreement ☐

REGUS USE ONLY

[illegible]

COMMENTS

[illegible]

Please forward the completed Regus Agreement to the Regus Centre(s) providing the Virtual Office Service, unless otherwise directed.

877 REGUS 86 | www.regus.com

Regus

Ref: ia06-04

Terms & Conditions | Virtual Office & Virtual Office (Plus)

A) Regus Virtual Office is a service operated by Regus Business Centre Corp. ("Regus") that entitles the Client to use the address of the Regus centre ("the Centre") specified in this Agreement as his/her business address subject to exception in certain locations and not as his/her registered office address, and enables calls to a telephone number designated by Regus to be answered in the company name specified by the Client and mail and faxes to be received on the Client's behalf. Calls, faxes and mail will be handled according to instructions specified by the Client and the Client will be responsible for all resulting forwarding and service charges. This Agreement only applies to those persons named on the front sheet and Regus is not under any obligation to provide the service to any other person and is not responsible for any mail or calls received for any others. Access to all Regus centres is available during normal hours of operation unless otherwise arranged with Centre Manager. Additional fees may apply.

B) Your agreement lasts for the period stated in it and will then automatically be extended for successive periods equal to the length of your initial term until brought to an end by you or by us. All periods shall run to the last day of the month in which they would otherwise expire. The fees on any renewal will be the market price notified by us. In all other respects, your agreement will renew on the same terms and conditions. Either Regus or Client can terminate this Agreement at the end date stated in it, or at the end of any extension or renewal period, by giving at least three months written notice to the other. However, if your agreement, extension or renewal is for three months, the notice period is two months. If your agreement is shorter than two months, the notice period is one week less than the period stated in your agreement, extension or renewal. Notices to terminate the Agreement must be in writing and delivered to an officer or authorized representative of the other party concerned or sent by registered mail to the Centre or Client address as appropriate. Upon termination of the Agreement for whatever reason, it is the Client's responsibility to notify all parties of the change of address. Subsequent mail sent to the Centre will be returned to sender.

C) For agreements that have an original start and end date constituting more than a 12 month term, we will increase your current standard service fee on each and any annual anniversary of the start date of your agreement by 4% or the CPI, whichever is greater, or such other broadly equivalent index which we substitute, over the previous year. Annual indexation does not apply to service renewals.

D) All fees and charges are payable in the currency nominated by the Centre.

E) In certain locations monthly fees that are paid by credit card will incur an administration charge of 2.5%. Declined credit cards will incur a $25 service fee. It is the responsibility of the client to provide current credit card details.

F) The registration fee is a one off charge paid upon registration and is non-refundable. Regus Virtual Office fees are payable in advance on the first working day of each month or quarter as specified in the Agreement. Service charges will be raised at the end of each month according to the work undertaken during that month. The Retainer is payable before the start date and returned upon termination of your Agreement as soon as you have settled your account with us. Furthermore Regus may demand at any time a Retainer equal in value to the greater of either two months Regus Virtual Office fees or the sum of all outstanding fees and charges owed by the Client irrespective of whether payment is due. All fees and charges are payable within 10 days of invoice. Regus reserves the right at any time to withhold any services provided under this agreement (with or without notice) or to terminate the Agreement if fees are not paid by the end of the day they are due or the funds due from any retainers have not been cleared. If Client does not pay fees when due, Regus retains the right to charge a $50.00 late payment processing fee and interest at the rate of 2% per month on the amounts outstanding but in no event greater than the rate permitted by law.

G) Regus will not accept any items exceeding 4.5 kg (10 lbs.) in weight, 46 cm (18") in any dimension, 0.03 cubic metres (1 cubic foot) in volume or if it contains any dangerous, live or perishable goods and shall be entitled in its absolute discretion to returned uncollected items or refuse to accept any quantity of items it considers unreasonable or unlawful. Regus does not guarantee or assume responsibility for any of the services hereunder.

H) The Client warrants that it will not use any of the rights granted in this Agreement for any obscene, illegal, immoral or defamatory purposes and will not in any way bring Regus into disrepute. The Client will not in any way whatsoever use or combine the Regus name, in whole or in part, for the purpose of trading activities. Regus reserves the right to cooperate with any official investigating authority if required in relation to any allegations of impropriety against a Client.

I) We may put an end to your agreement immediately by giving you notice if:

- you become insolvent, go into liquidation or become unable to pay your debts as they fall due,
- you are in breach of one of your obligations which cannot be put right or which we have given you notice to put right and which you have failed to put right within fourteen days of that notice, or
- your conduct, or that of someone at the business centre with your permission or at your invitation, is illegal, fraudulent, defamatory, or incompatible with ordinary office use

If we put an end to the agreement for any of those reasons it does not put an end to any then outstanding obligations you may have and you must:

- pay for additional services you have used, and
- pay the standard fee for the remainder of the period for which your agreement would have lasted had we not ended it, or (if longer) for a further period of three months, and indemnify us against all costs and losses we incur as a result of the termination.

J) The Client agrees that Regus may process, disclose or transfer (including outside the EEA to other countries which are part of our international network from time to time) any personal data which Regus holds on or in relation to the Client provided that in doing so Regus takes such steps as it considers reasonable to ensure that it is used only to fulfil the Client's obligations under this agreement or for work assessment and fraud prevention.

K) Regus will not be liable for any loss sustained as a result of any mechanical breakdown, strike, delay or failure of any staff, manager or caretaker to perform their duties.

L) The client is entitled to 16 hours of workstation usage a month that can only be used at the centre where the Virtual Office is registered and cannot be transferred to another centre. The hours must be used by the last working day in the calendar month and cannot be carried over to another month. The 16 hours office usage applies to workstation usage, cannot be transferred against any other Regus product and can be used only by the named contacts on the Virtual Office Agreement during normal business hours in blocks of 4 hours. Regus retains the right to require proof of identity.

M) The 60 hours of workstation usage that is included in the RVO (Plus) agreement can only be used in at the centre where the Virtual Office is registered and cannot be transferred to another Centre. The hours must be used by the last working day in the calendar month and cannot be carried over to another month. The 60 hours office usage applies to workstation usage and cannot be transferred for usage against any other Regus product. The 60 hours can be used only by the named contacts on the Virtual Office Agreement and during normal business hours in blocks of 8 hours. Regus retains the right to require proof of identity.

N) Any services that are used in conjunction with the 60 hours (RVO Plus) office usage will be billed on a monthly basis.

O) This Agreement is interpreted and enforced in accordance with the laws of the state and country in which the centre is registered.

_______________ Client's Initials